Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-171935 and No. 333-177407) of Alliance Bancorp, Inc. of Pennsylvania of our report dated March 20, 2012, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ ParenteBeard LLC

Malvern, Pennsylvania

March 20, 2011